Exhibit 10.22

AMENDMENT TO THE
STRATEGIC PARTNERSHIP MASTER AGREEMENT, Dated August 11, 2006
BETWEEN
WAVE2WAVE COMMUNICATIONS, INC. and incNETWORKS, INC.

This Amendment (hereinafter, “Amendment”) to the Strategic Partnership Master Agreement, dated August 11, 2006, (the “SPMA” or “Master Agreement”) between Wave2Wave Communications, Inc. and its Affiliates, (“Wave2Wave” or “W2W”) located at 433 Hackensack Avenue, Hackensack, New Jersey 07601 and incNETWORKS, Inc. and its Affiliates (“INI” or “incNETWORKS”) located at 198 Brighton Avenue, Long Branch, New Jersey 07740 (collectively, the “Parties”) is entered into as of November24, 2009 (the “Effective Date”).

          WHEREAS, the Parties acknowledge and agree that their objective by entering into this Agreement is to amend and clarify their business relationship based upon the changed economic circumstances in the communications and technology markets within the United States and to account for changes to each Parties’ business structure and operational circumstances.

In consideration of the mutual covenants set forth herein, the Parties hereby agree as follows:

Summary of Parties’ Agreed-Upon Intent

1.	By execution of this Agreement, the Parties mutually agree to amend elements and terms of the SPMA, pursuant to Article VII, Section 7 therein.

2.

The Parties agree that if Wave2Wave does not achieve a Major Funding Event as defined in paragraph 3 herein by March 31, 2010, either party may, at no penalty, terminate this Amendment upon ten (10) days written notice to the other Party. In the event a party elects to provide notice of termination, each party shall retain its applicable rights, title and interest in network equipment that that party purchased to deploy 4G Services. Thus, Wave2Wave shall retain title in and to any network equipment it has purchased as of the date of such notice. Similarly, INI shall retain all title and interest in any network equipment it has purchased or deployed as of the date of such notice.

3.

The Parties acknowledge and agree that the Major Funding Event shall be defined as Wave2Wave’s receipt of: (i) a cash investment sufficient to cover the allocation of proceeds contemplated in paragraph 4 herein; or (ii) the successful completion of an Initial Public Offering (IPO) on a nationally recognized equity exchange resulting in proceeds sufficient to cover the allocation of proceeds contemplated in paragraph 4 herein.

4.

The Parties agree that W2W shall dedicate no less than four million dollars ($4,000,000) of the proceeds of the Major Funding Event every three (3) months (i.e., a “quarter”) towards the 4G Network Build-out Project, which shall constitute INI’s deployment of 4G Networks within twelve (12) Wave2Wave Buildings (a “Building” shall be defined as a 250,000 square feet unit) every quarter within, but no later than the first year following the completion of a Major Funding Event, assuming INI is on schedule in fulfilling

* WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*

Wave2Wave’s purchase orders and, at the end of each quarter, Wave2Wave has accepted all twelve (12) buildings as fully operational, which acceptance shall not be unreasonably withheld. After making its first quarterly payment, the obligation of W2W to make subsequent quarterly payments toward the Build-out Project is specifically contingent upon Wave2Wave’s testing and acceptance of all 4G Networks being deployed by INI in the current quarter as fully operational, which acceptance shall not be unreasonably withheld. That is, if Wave2Wave submits twelve (12) individual purchase orders with INI to deploy 4G Networks within twelve (12) of Wave2Wave’s Buildings in the first quarter, and at the end of the first quarter, Wave2Wave does not accept all twelve (12) buildings as fully operational, Wave2Wave is not obligated to dedicate an additional $4,000,000 in the second quarter until Wave2Wave accepts all twelve (12) buildings as fully operational, which acceptance shall not be unreasonably withheld. Wave2Wave shall dedicate no less than sixteen million dollars ($16,000,000) of the proceeds of the Major Funding Event toward the 4G Network Build-out Project within the first year following the completion of a Major Funding Event, assuming INI is on schedule in fulfilling Wave2Wave’s purchase orders and, at the end of each quarter, Wave2Wave has accepted all twelve (12) buildings as fully operational, which acceptance shall not be unreasonably withheld.

5.

Upon the execution of this Amendment, Wave2Wave shall execute and deliver to incNETWORKS an Initial Purchase Order in the amount of four million dollars ($4,000,000) that will constitute a conditional equipment order to enable INI to complete a 4G Network Build-out Project, as described in paragraph 4 herein. The Initial Purchase Order will remain conditional, subject to W2W’s receipt of monies through the Major Funding Event. Once W2W achieves the Major Funding Event, the Initial Purchase Order shall become fully effective.

6.

The 4G Network Build-out Project shall be dependent upon the Initial Purchase Order becoming fully effective. The 4G Network Build-Out Project will consist of deployments of incNETWORKS’ 4G Networks and Services in specifically designated and agreed upon buildings (hereinafter, “the Authorized Exclusive Territory List”), where each “building” is: (i) defined as a 250,000 sq. ft. unit; and (ii) drawn from a pool of buildings the parties will have previously included on a Exclusive Territory List (as described herein). During the first year of the Build-out Project, W2W agrees to ensure that the schedule of funded deployments shall occur in no less than twelve (12) buildings within every quarter, assuming INI is on schedule in fulfilling Wave2Wave’s purchase orders and, at the end of each quarter, Wave2Wave has accepted all twelve (12) buildings as fully operational, which acceptance shall not be unreasonably withheld.

7.

Furthermore, upon the Initial Purchase Order becoming fully effective, W2W shall provide INI with an up-front payment of 50% of the quarterly payment due at the beginning of the quarter for the build-out costs for the 4G Network Build-Out activities for that quarter (specifically, no less than two million dollars ($2,000,000) of the $4,000,000 due in a quarter as derived from the proceeds of the Major Funding Event), With respect to all purchase orders issued subsequent to the Initial Purchase Order, the terms of this Section will apply with equal force, subject to whether INI has fulfilled its obligations described in paragraph 4 herein. The payment tied to the Initial Purchase

Order, and all other payments subsequent thereof, shall provide incNETWORKS with the ability to obtain equipment and materials necessary to begin the deployment of 4G Networks and Services in the buildings on the Authorized Exclusive Territory List.

Territory Lists and Exclusive License:

8.

The “Exclusive Territory List” shall be comprised of a collection of no more than 1000 buildings that W2W and INI shall work together in a commercially reasonable manner to identify as commercially viable candidates for the 4G Network Build-out Project. The parties shall use commercially reasonable efforts to agree upon the Exclusive Territory List by December 31, 2009, however, Wave2Wave reserves the right to amend the list of buildings on the Exclusive Territory List at any time, but at all times the number of buildings on the list shall remain at 1000 buildings. The Exclusive Territory List will reflect buildings that either W2W or INI may choose to fund the build-out of, whether on an independent or collective basis with the other party.

9.

The “Authorized Exclusive Territory List” shall be comprised of a collection of buildings in which the build-out activities shall be specifically funded by W2W through the proceeds of W2W’s Major Funding Event or other funding sources from Wave2Wave. The parties shall use commercially reasonable efforts to agree upon the Authorized Exclusive Territory List by December 31, 2009, however, Wave2Wave reserves the right to amend the list of buildings on the Authorized Exclusive Territory List pursuant to the issuance of a Purchase Order in the manner described herein.

10.

In consideration for W2W’s agreement to dedicate proceeds from the Major Funding Event toward the 4G Network Build-out Project, effective upon the execution of this Amendment, INI agrees to grant to W2W the exclusive right and royalty free license (the “License”) to use, sell to Wave2Wave’s customers, market and offer for sale INI’s 4G technology including, but not limited to, that invention covered by Patent No. [***], (the “Licensed Invention”) to end user customers for as long as Wave2Wave is providing services to end user customers within those buildings identified in the Authorized Exclusive Territory List. This license grant shall survive any termination or expiration of this Amendment or the SPMA. Wave2Wave’s rights shall be sole and entire and operate to exclude all others, including INI, its affiliates and/or other licensees, within the buildings listed in the Authorized Exclusive Territory List of the Amendment. INI agrees that Wave2Wave shall have the ability to grant sublicenses of the License as may be necessary to sell and provide the 4G Network and 4G Services to its in-building customers. Wave2Wave will seek INI’s prior approval on any sublicensing language to be contained in customer contracts, which approval shall not be unreasonably withheld. INI further agrees that the License may be assignable to any entity that acquires all, or substantially all, of Wave2Wave’s assets, subject to W2W providing INI with reasonable advance notice of any assignment or acquisition. INI further agrees that it will indemnify and hold Wave2Wave harmless from any losses or damages arising from any claim brought against Wave2Wave that the Licensed Invention infringes on any patent, copyright or other intellectual property right of a third party. INI further agrees to cooperate fully with Wave2Wave in asserting any claims against a third party that the third party’s patent, copyright or other intellectual property right infringes upon the Licensed Invention.

11.

Notwithstanding whether Wave2Wave experiences a Major Funding Event, the Parties agree that incNETWORKS may choose to provide the funding for any additional buildings (including the Showcase Buildings) not on the Authorized Exclusive Territory List upon the provision of reasonable advance notice to W2W and the parties will reasonably agree within thirty (30) days of incNETWORKS’ providing such notice.

12.	The Parties agree to amend the Master Agreement at Article IV; Section 4; “Ownership”. The current provision in the Master Agreement shall be deleted and will be amended to read as follows:

“With respect to Network Equipment purchased by INI, INI solely possesses all rights, title and interest in and to such Network Equipment and reserves all rights thereto not expressly granted under this Agreement. INI shall, however, offer the option to Wave2Wave to acquire all right, title and interest in and to such Network Equipment prior to transferring such right, title and interest to any third party or removing the Network Equipment from any of Wave2Wave’s buildings. Wave2Wave shall exercise this acquisition option no later than sixty (60) days after receiving notification from INI. Wave2Wave shall solely possess all right, title and interest in and to any Network and/or End User Equipment it should purchase either directly from a vendor or through INI and reserves all rights thereto not expressly granted under this Agreement.”

This provision shall operate and remain effective regardless of whether Wave2Wave achieves a Major Funding Event or incNETWORKS achieves a Funding Event and shall survive any expiration or termination of this Amendment.

Showcase Buildings Arrangement

13.

The Parties agree that as recognition of the changed economic circumstances since the execution of the Master Agreement, and changes in each Parties’ business structure and operations the Parties should amend the funding, deployment and revenue generation process associated with two specific buildings. The Parties further agree to modify the Master Agreement, and carve-out from any contrary application under this Agreement, the buildings at: (i) One Grand Central Plaza , f/k/a/The Lincoln Building, located at 60 East 42’[d] Street, New York, NY; and (ii) 230 Park Avenue, f/k/a the Hemsley Building, located at 230 Park Avenue, New York, NY (collectively, the “Showcase Buildings” a/k/a the “Two Model Buildings”).

14.

The Parties mutually agree and acknowledge that funding for the 4G Network Build-out, technology development, network deployment, operations, and maintenance activity associated with the Showcase Buildings have been, and will be, incurred by incNETWORKS. incNETWORKS agrees that it shall complete deployment of the 4G Network and Services in both buildings no later than March 31, 2010.

15.

The Parties agree further that the purpose of amending the business arrangement associated with the Showcase Buildings is to provide: (i) incNETWORKS with immediate revenues upon completion of its deployment activity and Wave2Wave’s testing and acceptance of each Showcase Building as fully operational; and (ii) Wave2Wave with evidence of operational and in-process examples of the benefits of 4G Networks and Services as they are associated with the strategic relationship between Wave2Wave and incNETWORKS for purposes of supporting Wave2Wave’s IPO efforts.

16.

The Parties agree that because INI is funding the deployment of 4G Networks in the Showcase Buildings, [***] of the Revenue Share, attributable to revenue generated from Wave2Wave customers’ use of the 4G Network and Services in the Showcase Buildings, shall be payable to incNETWORKS and [***] of Revenue Share shall be payable to Wave2Wave (the “Showcase Revenue Share Model”) for as long as Wave2Wave maintains a Building Services Agreement within each Showcase Building and is providing 4G Services to customers. INI shall be entitled to its percentage of the Revenue Share once Wave2Wave has tested and accepted the 4G Network in each Showcase Building as fully operational, which acceptance shall not be unreasonably withheld.

17.

For purposes of clarity, the Showcase Revenue Share Model shall apply only to 4G Network and Services revenues generated pursuant to the Showcase Buildings. For all other individual buildings in the Wave2Wave Authorized Exclusive Territory List, where Wave2Wave provides the funding for the deployment and build-out of IncNETWORKS’s 4G Networks and Services within a building, Wave2Wave will receive [***] of the Revenue Share and incNETWORKS will receive [***] of the Revenue Share (as defined in Article V, Section 1 of the Master Agreement), attributable to incremental revenue generated from Wave2Wave customers’ use of the 4G Network and Services.

Cost Reporting and Revenue Collection Process for Showcase Buildings

18.	The Parties agree that Article V, Sections 2 through 4 of the Master Agreement shall be replaced with Sections 18-28 of the herein Amendment with respect to the Showcase Buildings only.

19.

The Parties shall exchange Cost and Revenue Reports pursuant to a new Revenue Collection Process (“RCP”), as is applied to the Showcase Buildings only. The Parties shall exchange their Cost and Revenue Reports on a monthly basis between the Effective Date of this Amendment and March 31, 2010, and no later than 15 calendar days after the close of a month. After March 31, 2010, the Cost and Revenue Reports shall be exchanged on a calendar quarterly basis, but no later than (30) days after the end of a quarter.

20.

The new RCP shall determine and govern how revenue will be collected and dispersed between Wave2Wave and incNETWORKS. Wave2Wave agrees that, upon incNETWORKS’ or Wave2Wave’s activation of a customer on the 4G Network within the Showcase Buildings, Wave2Wave shall establish a special account within its accounting system to provide for the recording, collection, and assignment of all revenues or payments received from any customer within the Showcase Buildings. This information shall be captured and recorded in the Cost and Revenue Reports.

21.

Wave2Wave and incNETWORKS shall develop a set of industry-standard allocated operational costs, modified to account for the operating cost reductions inherent in the self maintenance 4G software radio and cognitive radio technology features, required for the support of customers within the Showcase Buildings including, but not limited to, Customer Care, Network Operation, Network Support, Network Upgrade, Marketing and Sales, SPMA penetration rate targets, any service credits paid to any customers, and payments associated with Business Service Agreements (BSAs) in such buildings, all of which shall be included in the Cost and Revenue Reports.

22.

The Parties shall submit the Cost and Revenue Reports to a joint committee of Wave2Wave and incNETWORKS personnel, comprised of two (2) representatives from Wave2Wave and two (2) representatives from INI, for review and approval (the “RCP Committee”). The RCP Committee shall work cooperatively to establish and agree upon a set of normalized costs and penetration rate targets, based upon the SPMA and industry market standards, modified to account for the operating cost reductions inherent in the self maintenance 4G software radio and cognitive radio technology features. The RCP Committee shall, in turn, allocate these costs on a per subscriber basis such that cost changes are variable cost changes, depending only on the service adoption rates by end customer subscribers. The RCP Committee shall review these costs on a quarterly basis for the duration of the Parties’ relationship and shall make any changes to accurately reflect market conditions in the New York City market area. The RCP Committee shall be operational no later than 30 days following the signing of this agreement.

23.	The Parties shall utilize the Cost and Revenue Reports generated at the end of each month (or quarter, as appropriate) to identify the amount of monthly revenue due for transfer to incNETWORKS.

24.

Notwithstanding any true-up activities conducted by the RCP Committee based upon the Cost and Revenue Reports, no later than thirty (30) calendar days after the end of each month, Wave2Wave shall transfer to incNETWORKS the designated share of revenues generated in the Showcase Buildings.

25.

Any revenue payment adjustments based on results of the RCP Committee’s true-up calculations that are associated with the revenues due to incNETWORKS shall be paid to incNETWORKS on the 15th calendar day following the month in which the adjustment calculations are performed. Any such adjustment payment to incNETWORKS will not affect in any manner the regularly scheduled transfer of revenues to incNETWORKS on a monthly basis.

26.

The Parties agree that a good faith effort to comply with the RCP Process (including the delivery of the Cost and Revenue Reports, the cooperative work of the RCP, the monthly transfer of revenues to incNETWORKS, and any other obligations associated with the Showcase Buildings Revenue Collection Process) is a precondition to either Party being entitled to the Revenue Share pursuant to the Showcase Revenue Share Model.

27.

incNETWORKS will be responsible for the implementation of the 4G Network and Services within the Showcase Buildings and the backhaul access facilities among the Showcase Buildings and the POP Locations as designated by incNETWORKS.

28.	Notwithstanding whether other provisions of this Amendment take effect, if Wave2Wave does not achieve a Major Funding Event by March 31, 2010, the provisions described herein regarding the Showcase Buildings, the Showcase Revenue Share Model, and the RCP shall remain in effect and shall survive any amendment, termination or expiration of this Amendment or the SPMA for as long as Wave2Wave maintains a Building Services Agreement with each Showcase Building and is providing 4G Services to customers, and shall be incorporated fully into any Material SPMA Amendment, as described herein.

General Provisions

29.

For purposes of clarity, the Parties mutually acknowledge and agree that where the terms of this Amendment and the Master Agreement may conflict with one another, this Amendment shall control and amend the terms of their business relationship as of the Effective Date.

30.

The Parties agree that regardless of whether W2W achieves a Major Funding event by March 31, 2010, if either this Amendment or the Master Agreement remains effective as of May 1, 2010, the Parties shall on that date enter into good faith negotiations to obtain and produce a materially amended and modified Strategic Partnership Master Agreement (“Material SPMA Amendment”). The Parties acknowledge and agree that the elements of good faith and materiality regarding the substance of their negotiations pursuant to this provision are a material element of this Amendment.

31.

The Parties agree that if they are unable to produce a bi-laterally executed Material SPMA Amendment by August 11, 2010, this Amendment and the Master Agreement shall automatically terminate thirty (30) days thereafter, unless the Parties mutually agree in writing to extend the negotiation period.

32.	All references to “Equipment” within Article VI; Section 3; Sub-parts (b)-(d) shall be replaced with “Network Equipment,” and “4G Service” and “Service” shall be replaced with “4G Services.”

33.	The last two sentences of Article V, Section 1 in the SPMA shall be deleted in their entirety and replaced with the following sentence:

For every other building in the Authorized Exclusive Territory List besides the Showcase Buildings, Wave2Wave shall be entitled to [***] of the Revenue Share and INI shall be entitled to [***] of the Revenue Share attributable to incremental revenue generated from Wave2Wave customers’ use of the 4G Network and Services.

34.	Article VII; Section 5; “Subcontracting/Assignment” shall be modified to add the following final sentence:

“In the event of an Assignment, the rights and obligations of the Agreement, this Amendment and subsequent Amendments, if any, shall bind and benefit any successors or assigns of the Parties.”

35.	Article II, Section 2 (D) of the SPMA shall be deleted in its entirety.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers as of the Effective Date.

FOR:

WAVE2WAVE COMMUNICATIONS, INC	INCNETWORKS, INC

By: /s/ Eric I. Mann	By: /s/ Jesse E. Russell

Print Name: Eric I. Mann	Print Name: Jesse E. Russell

Title: Chief Financial Officer	Title: CEO

Date: 11-24-09	Date: 11-24-09

*We have requested confidential treatment of
certain provisions contained in this exhibit.
The copy filed as an exhibit omits the
information subject to the confidentiality request.*